FIRST AMENDMENT TO FORBEARANCE AGREEMENT

This First Amendment to the Forbearance Agreement (the “Amended Agreement”) is made as of this 30th day of April, 2009, and effective on May 1, 2009, by and among NEXT, INC., a Delaware corporation (the “Borrower”), and DANNY F. COOKE and ROBERT BUDD (collectively, the “Guarantors”) on the one hand, and NATIONAL CITY BANK, a banking association organized under the laws of the United States (the “Bank”), on the other hand.

RECITALS:

Each party to this Agreement agrees that the following facts presently exist:

1.

On or about January 30, 2009, the Parties executed a Forbearance Agreement.

2.

The Parties expressly restate and reaffirm the recitals from the Forbearance Agreement.

3.

Pursuant to the Forbearance Agreement, the Borrower’s Indebtedness, as that term was defined in the Forbearance Agreement, was to be paid in full by April 30, 2009. The Borrower and Guarantors have requested that the Bank further forbear from exercising its rights and remedies under the Forbearance Agreement, Note I and Loan Documents, and further forbear from taking any affirmative action to collect the Indebtedness. The Bank has agreed to such further forbearance subject to the following terms, conditions and requirements.

NOW, THEREFORE, in consideration of the premises, the Bank, Borrower and each of the Guarantors, agree as follows:

1.

Recitals. The Parties do hereby agree that the Recital Paragraphs set forth above are true, accurate and correct and that such Recital Paragraphs are incorporated into this Amended Agreement by reference.

2.

Acknowledgment Regarding Indebtedness. The Borrower and Guarantors acknowledge that the Indebtedness is due and owing without set-off, defense, or counterclaim and that Note I and Loan Documents are legal, valid and binding obligations enforceable in accordance with their respective terms.

3.

Amendments to Agreement. Subject to the modifications contained in the following paragraphs, the parties acknowledge and restate all of the covenants, obligations and duties provided for by the Forbearance Agreement:

(a)

Paragraph 3 shall be modified to provide that the Termination Date shall be extended to June 30, 2009.

(b)

Paragraph 4(a) and 4(b) shall be modified accordingly to provide that:

(i)

Borrower and Guarantors agree that the principal sum available to the Borrower under the terms of the Note I is reduced to and shall not exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), and, if necessary, Borrower shall immediately make payments to the Bank to reduce the outstanding Indebtedness to reduce the principal balance accordingly;

(ii)

Commencing May 1, 2009, the interest rate on the daily unpaid principal balance of Note I shall accrue at a fluctuating rate which is 6.00% per annum above the Prime Rate. After June 30, 2009, the interest rate on the daily unpaid principal balance of Note I shall accrue at a fluctuating rate which is 8.00% per annum above the Prime Rate.

(c)

In exchange for and consideration of the amendments set forth above, Borrower shall pay:

(i)

The $25,000.00 described as “an additional fee” to the Bank upon the earliest of the execution of this Amended Agreement or April 30, 2009; and

(ii)

All of Bank’s out of pocket costs, including its attorney fees and expenses, incurred in preparing and executing this Amended Agreement, upon billing or submission of costs to Borrower by Bank.

4.

Release. In consideration of the execution of this Amended Agreement, the Borrower and Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, release, acquit and forever discharge the Bank (and any and all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents, employees and attorneys) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower and Guarantors have had, have or have made claim to have against any such part for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

5.

Remedies. Upon the occurrence of any Termination Event, as that term is defined by the Forbearance Agreement or at any time thereafter, the Bank or the holder of Note I may declare the Indebtedness to be due and payable, and the Indebtedness shall be immediately due and payable and the Bank shall be entitled to immediately exercise all of its rights and remedies available to it under the Note, Loan Documents, and any and all other documents and agreements between the parties. Furthermore, Borrower and Guarantor agree that Bank may take possession of the Real Estate and the Personal Property Collateral described in the Amended and Restated Security Agreement, and consent to the appointment of a receiver to collect any rents, issues, income or profits or to take any commercially reasonable actions necessary to liquidate the

Personal Property Collateral and to apply the proceeds of any disposition to the payment of indebtedness secured hereby during any period of foreclosure and/or redemption. Borrower and Guarantor will indemnify and hold harmless the Bank, its shareholders, directors, officers, employees, agents, and independent contractors, and their respective successors and assigns, from and against any and all liabilities and any and all fees, costs, and expenses arising out of or in connection with any termination or failure to perform or to observe any agreement contained in this Agreement.

6.

Miscellaneous. This Amended Agreement and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein. The substantive laws of the State of Indiana shall govern the construction of this Amended Agreement and the rights and remedies of the parties hereto.

7.

Advice of Counsel. The Borrower and Guarantors acknowledge that they have reviewed this Amended Agreement in its entirety, have consulted such legal, tax or other advisors as they deem appropriate, and understand and agree to each of the provisions of this Agreement, and further acknowledge that they have entered into this Amended Agreement voluntarily.

8.

Counterparts. This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement effective on the date first set forth above.

BORROWER:

NEXT, INC.

/s/ David O. Cole

David O. Cole, CFO

GUARANTORS:

/s/ Danny F. Cooke

Danny F. Cooke

/s/ Robert M. Budd

Robert Budd

BANK:

NATIONAL CITY BANK

/s/ Kenneth E. Lust

Kenneth E. Lust, Senior Vice President

STATE OF INDIANA

) SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 29th day of April 2009, personally appeared David O. Cole, CFO of Next, Inc., who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.

STATE OF

)SS:

COUNTY OF

Before me, the undersigned, a Notary Public in and for said County and State, this     day of           2009, personally appeared Danny F. Cooke, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

_____________________, Notary Public

______________________

Resident of

County,

STATE OF INDIANA

)SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 29th day of April 2009, personally appeared Robert Budd, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.